UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - June 4, 2020

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34376	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices) (Zip code)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	IEC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement.

On June 4, 2020, (the “Closing Date”), IEC Electronics Corp. (the “Company”) and Manufacturers and Traders Trust Company (“M&T Bank”) entered into a Sixth Amended and Restated Credit Facility Agreement (the “Sixth Amended Credit Agreement”), which amended and restated in its entirety the Fifth Amended and Restated Credit Facility Agreement dated as of December 14, 2015, as amended.

Pursuant to the Sixth Amended Credit Agreement, the Company increased its revolving credit facility to an aggregate principal amount of $45 million and added provisions that allow the Company, subject to certain requirements, to request further increases, in minimum amounts of $5 million, up to $55 million within the three years of the Closing Date. Some of the proceeds from the Sixth Amended Credit Agreement were used to repay existing outstanding term loans. The Sixth Amended Credit Agreement also amended certain financial covenants, including the Fixed Charge Coverage Ratio and set a Minimum Fixed Charge Coverage Ratio. In addition, the Sixth Amended Credit Agreement modified the definition of Applicable Margin used to determine interest charges on outstanding and unused borrowings under the revolving credit facility and modified the definition of Permitted Acquisitions. The Sixth Amended Credit Agreement also established a LIBOR floor of 1% and included a mechanism for adoption of a different benchmark rate in the event LIBOR is discontinued.

Also on June 4, 2020, the Company and M&T Bank entered into a master equipment lease (the “Master Lease”) for a lease line of up to $10 million in lease value of equipment to the Company. The Master Lease contains terms and provisions customary for transactions of this type, including obligations relating to the use, operation and maintenance of the equipment. The Master Lease also contains customary events of default, including nonpayment of amounts due under the lease and assignments for the benefit of creditors, bankruptcy or insolvency. In the event that an event of default occurs, M&T Bank may exercise one or more remedies specified in the Master Lease. At the conclusion of the lease term, the Company will have the right to purchase the equipment under the Master Lease. The Master Lease will renew automatically for additional 12-month terms until the Company provides M&T Bank with notice of non-renewal.

Terms used herein and otherwise undefined have the meanings given them in the Sixth Amended Credit Agreement and the Master Lease. The foregoing summaries of the Sixth Amended Credit Agreement and the Master Lease do not purport to be complete and are qualified in their entireties by reference to the full text of the Sixth Amended Credit Agreement and Master Lease intended to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date: June 8, 2020	By:	/s/ Thomas L. Barbato
Thomas L. Barbato
Senior Vice President and Chief Financial Officer